Exhibit 10.10

Allegheny Energy Service Corporation

800 Cabin Hill Drive

Greensburg, PA 15601

February 18, 2004

Joseph H. Richardson

c/o Allegheny Energy, Inc.

800 Cabin Hill Drive

Greensburg, PA 15601

Dear Joseph:

You and Allegheny Energy Service Corporation (“AESC”) for itself and as agent for its parent, Allegheny Energy, Inc. (“AEI”), the affiliates and subsidiaries of AESC and AEI, and any successors or assigns of any of the foregoing, entered into an Employment Agreement (the “Agreement”) dated as of August 6, 2003. Pursuant to Section 5(a)(i) of the Agreement, you were entitled to receive a grant of stock options for 200,000 shares of AEI Common Stock under the AEI Long-Term Incentive Plan on January 2, 2004, or stock appreciation rights or an alternative adjustment to your compensation of equivalent value and opportunity reasonably acceptable to you if authorization of such stock options was not obtained under the Public Utilities Holding Company Act of 1935 (“PUHCA”) by such date. As you are aware, authorization of your stock option award under PUHCA was not obtained until February 10, 2004. In addition, Section 5(c)(i) of the Agreement, relating to grants of additional Units, contained erroneous references to $50,000 that should instead have been to $200,000.

Accordingly, you, AESC and AEI hereby agree that the Agreement is hereby amended as follows:

1. Amendment to Section 5(a)(i) of the Agreement. Section 5(a)(i) of the Agreement is hereby amended to read as follows:

“(i) Option Grant. On the fifth business day following the date that AESC obtains authorization under the Public Utilities Holding Company Act of 1935 (the “Authorization Date”), AESC shall grant the Executive stock options (the “Options”) for 200,000 shares of AEI Common Stock under the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (the “LTIP”) at a per share exercise price equal to the per share closing price of AEI Common Stock on the date of grant, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal. Such grant shall be evidenced by an award agreement substantially in the form of Exhibit A.

2. Amendments to Section 5(c)(i) of the Agreement. Section 5(c)(i) of the Agreement is hereby amended by replacing the references to “$50,000” in clauses (1) and (2) with “$200,000”. In addition, the references to January 2, 2004 in clauses (1) and (2) of Section 5(c)(i) of the Agreement are hereby amended to refer to the Authorization Date and the 2004 Closing Price is defined to mean the per share closing price of AEI

Mr. Joseph H. Richardson

January 18, 2004

Common Stock on the Authorization Date as quoted in the NYSE Composite Transaction listing in The Wall Street Journal.

3. Conforming Amendments. The references to January 2, 2004 in Section 5(d), Section 8(a)(iii), Section 8(b)(vi) and Section 8(c)(vi) of the Agreement are hereby amended to refer to the Authorization Date.

Except as specifically amended hereby, all of the terms and provisions of the Agreement shall remain unchanged and are hereby ratified and confirmed. Please signify your agreement with the foregoing by signing the attached copy of this letter in the place indicated.

Very truly yours,

Allegheny Energy Service Corporation

By:	/s/ Paul J. Evanson

Paul J. Evanson
Chairman, President, and Chief Executive Officer

Allegheny Energy, Inc.

By:	/s/ Paul J. Evanson

Paul J. Evanson
Chairman, President, and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Joseph H. Richardson

Joseph H. Richardson